SUBADVISORY AGREEMENT


       Agreement made as of the 26[th] day of October, 2009, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Franklin Mutual Advisers, LLC, a Delaware limited liability company ("Subadviser").

       WHEREAS each fund listed in Schedule A (each severally, a "Fund," and collectively, the "Funds") is a series of the Allianz Variable Insurance Products Trust (the "Trust"), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

       WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds; and

       WHEREAS Manager and the Funds each desire to retain Subadviser to manage all or a part of the assets of each Fund, and Subadviser is willing to render such investment management services in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.     Subadviser's Duties.

       (a) Portfolio Management. Subject to supervision by Manager and the Funds' Board of Trustees (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (the "Allocated Portion," which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as stated in the Funds' then current registration statement filed with the Securities and Exchange Commission (the "SEC"), as from time to time amended (the "Registration Statement"), and subject to the following understandings:

             (i) Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to the Allocated Portion, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Unless Manager or the applicable Fund gives written


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                    instructions to the contrary, Subadviser shall vote, or
                    abstain from voting, all proxies with respect to companies whose securities are held in the Allocated Portion, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that serves the best interests of the Funds. The Funds' custodian, or other agent of the Funds, will provide timely notice of proxies to the Subadviser. The Subadviser is not expected to vote proxies for which it has not received timely notice.

Subadviser shall not be expected or required to take any action with respect to lawsuits or other legal proceedings involving securities presently or formerly held in the Funds, or involving issuers of such securities or related parties; provided that Subadviser will cooperate reasonably with Manager in any possible proceeding. Without limiting the foregoing, Subadviser shall not be responsible for: (a) researching whether the Funds are eligible to file, or filing on behalf of the Funds, proofs of claim to participate in any class action lawsuit settlement or judgment, or governmental or regulatory victim fund; (b) recommending that the Funds pursue litigation against an issuer or related parties (whether by opting out of an existing class action lawsuit or otherwise); or (c) filing proofs of claim or otherwise participating in any bankruptcy proceedings.

             (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act, with respect to the Allocated Portion, in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"), to the extent that Subadviser receives such Prospectus and SAI; (B) instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations as applicable to the Funds, except that, unless otherwise requested in writing by the Fund, the obligations of Subadviser under the Code are limited to compliance with Code Sections 817(h), 851(b)(2) and 851(b)(3); (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Subadviser in writing; and (E) any policies and procedures of Subadviser communicated to the Funds and/or Manager. The parties acknowledge and agree that Subadviser's acting, with respect to the Allocated Portion, in conformity with the applicable limits and requirements as set forth in clauses (A), (B),
                    (C), (D) and (E) of this paragraph 1(a)(ii), does not


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                    necessarily mean the Fund will so conform. The parties
                    further acknowledge and agree that Subadviser shall be deemed to have complied with Code Sections 817(h), 851(b)(2) and 851(b)(3) if and to the extent that Adviser apprises Subadviser promptly after each quarter end of any potential non-compliance with the requirements of Code Sections 817(h), 851(b)(2) and 851(b)(3) and, if so advised,
                    Subadviser takes prompt action, as directed by Adviser.

             (iii)  Portfolio Transactions.

                      (A) Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

                      (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of one or more of the Funds as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

             (iv) Records and Reports. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record


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                    keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

             (v) Transaction Reports. On each business day Subadviser shall provide to the Funds' custodian and the Funds' administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds' custodian and the Funds' administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's request.

       (b) Compliance Program and Ongoing Certification(s). As requested, Subadviser shall timely provide to Manager (i) information and commentary for the Funds' annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Allocated Portion, including the relevant market conditions and the investment techniques and strategies used, and, to the best of Subadviser's knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide such additional certifications as Manager may reasonably request related to Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Funds, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Funds' compliance program under Rule 38a-1, as reasonably requested by Manager, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

       (c) Maintenance of Records. Subadviser shall timely furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of the Funds required under the 1940 Act. Subadviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6),
             (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act


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             and any additional records as agreed upon by Subadviser and
             Manager. Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

       (d) Fidelity Bond and Code of Ethics. Subadviser will provide the Funds with such periodic written certifications as Manager may reasonably request that, with respect to its activities on behalf of the Funds, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

       (e) Confidentiality. Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including the Portfolio Information. As used herein, "Confidential Information" means confidential and proprietary information of the Funds, Subadviser and its affiliates, or Manager, including portfolio holdings of the Funds or other portfolio managed by Manager or Subadviser, that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Allocated Portion. Except as set forth in this Agreement or otherwise required by applicable law, each party will restrict access to the Confidential Information to those employees who will use it only for the purpose for which the Confidential Information was provided to that party. The foregoing shall not prevent the Subadviser from disclosing Confidential Information, to the extent reasonably necessary for the performance of Subadviser's duties under this Agreement, to persons and agents which it employs, to which it delegates, or with which it associates in accordance with Section 1(f) of this Agreement and shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure.

       (f) Delegation. In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, or associate with


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             itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an "investment adviser" to the Fund within the meaning of the 1940 Act.
             Subadviser shall remain liable to Manager for the performance of Subadviser's obligations hereunder and for the acts and omission of such other person, and Manager shall not be responsible for any fees that any such person may charge to Subadviser for such services.

   2. Manager's Duties. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

   3. Documents Provided to Subadviser. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds' Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4. Compensation of Subadviser. Subadviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include any expenses of Manager, the Fund or the Allocated Portion, including without limitation: (a) brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds; (b) interest and taxes; (c) custodian fees and expenses; and (d) costs, including without limitation external legal costs, of entering into all agreements, documents, authorizations, forms and other instruments needed to trade or enter into instruments and investments for the Fund, including exchange traded and over-the-counter derivative contracts, securities and instruments.

The Fund or the Manager, and not Subadviser, are responsible for post investment decision, pre-acquisition due diligence expenses ("Due Diligence") incurred on behalf of the Fund as part of the cost of acquisition of certain investment opportunities and post investment expenditures to protect or enhance an investment or expenditures incurred to pursue other claims or legal action ("Legal Services"). Compensation payable for Due Diligence and Legal Services shall be the responsibility of Manager or the Fund, not the Subadviser. Manager represents and warrants to


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       Subadviser that it will pay to Subadviser any reasonable amounts due to
       Subadviser with respect to Due Diligence and Legal Services that are not paid promptly by Fund. The Manager's or the Fund's obligation to pay expenses or compensation under this paragraph is contingent on the Manager's receipt of such documentation as the Manager may reasonably require. All other expenses not specifically assumed by the Subadviser hereunder or by the Manager under the Management Agreement are borne by the Fund.

For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the assets of the Allocated Portion at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to Subadviser, the value of the Funds' average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Funds' Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.


5. Representations of Subadviser. Subadviser represents and warrants as follows:

       (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Manager and the Funds of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser or any of its affiliates becomes aware that it is


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             the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that is reasonably likely to result in the occurrence of such a disqualifying event. Subadviser further agrees to notify Manager and the Funds promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Funds' Registration Statement, or any amendment or supplement to any Fund prospectus or SAI, but that is required to be disclosed therein, and of any material statement contained therein that becomes untrue in any material respect.

       (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, an appropriate and duly authorized officer of Subadviser shall upon Manager's request certify to Manager that, to the best of such authorized officer's knowledge, Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

       (c) <3>Subadviser has provided Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments thereto to Manager.

       (d) Subadviser will promptly notify Manager of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Allocated Portion or the Subadviser's Chief Executive Officer or President, or Chief Investment Officer, or if there is otherwise a change in control of Subadviser. For purposes of this section "control" shall have the same meaning as under the 1940 Act.

       (e) Unless required under applicable law, Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager, which consent will not be unreasonably withheld, provided, however, that Subadviser may include performance of the Allocated Portion and/or a Fund in composite performance information for Subadviser and its affiliates without consent of Manager.

6.     Representations of Manager.  Manager represents and warrants as follows:

       (a) Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the


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             1940 Act or the Advisers Act from performing the services
             contemplated by this Agreement or the Management Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

       (b) Unless required by applicable law, Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

       (c) Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into this Agreement. Shareholders of the Funds have approved this Agreement or are not required to approve this Agreement under applicable law.

7.     Liability and Indemnification.

          (a)Subadviser agrees to perform faithfully the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, or assignees (collectively, "Subadviser Parties") liable for any loss sustained by the Funds, Manager, or their respective affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, assignees, or shareholders (collectively, "Fund Parties"), or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund Parties, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act"), the 1940 Act, or the Advisers Act. Subadviser does not warrant that the Allocated Portion will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

          (b)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser Parties shall not be liable for


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             any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Manager, their respective officers, directors or trustees (or persons occupying similar positions), or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in
             Section 15 of the 1933 Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Funds, except that, subject to paragraph (a) above, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Funds and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser; provided, however, that the Fund and Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Fund Parties' willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Management Agreement, or violation of applicable law. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Manager may have under any securities laws.

          (c)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively,


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             "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by the Trust or Manager with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Funds; provided, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Subadviser Parties' willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement, or violation of applicable law. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable.

          (d)After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director or trustee (or person occupying a similar position), employee, or agent of any of the foregoing, entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.     Duration and Termination.

          (a)Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

          (b)Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of one or more of the Funds on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds or Manager. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; or (2) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Management Agreement.

          (c)In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.  References to Subadviser.

       (a) The parties to this Agreement agree that the names of the Subadviser and its affiliates and any of their logos or trademarks or service marks or trade names or any derivatives of them (collectively, "Subadviser Names") are the valuable property of the Subadviser and its affiliates. The Manager and the Fund may use the name of the Subadviser to identify it as a subadviser to the Fund as required by law or regulation. Subadviser consents to the Fund names as set out in the attached Schedule A. Any other use of a Subadviser Name must be expressly pre approved in writing by the Subadviser and all marketing materials, advertisements, sales literature and notices using a Subadviser Name must be submitted to the Subadviser for approval at least ten (10) business days prior to the date such approval is needed. The Manager and the Fund agree that, with respect to such materials submitted to the Subadviser, the Subadviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. Once approved in writing by the Subadviser, any change in any approved use of a Subadviser Name including, without limitation, change in phrases identifying or associated with the Fund, requires prior approval in writing by the Subadviser. Upon termination of this Agreement, the Manager and the Fund shall forthwith cease to use all Subadviser Names, except as may be required by law or regulation. If a Manager or a Fund makes any unauthorized use of a Subadviser Name, the parties acknowledge that the Subadviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus the Subadviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

       (b) During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for external distribution to sales personnel, shareholders of the Funds or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material unless Subadviser consents.

11.  Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

             Subadviser:

                    Franklin Mutual Advisers, LLC
                    101 John F. Kennedy Parkway
                    Short Hills, New Jersey 07078
                    Attention: CEO

                    with a copy to:

                    Franklin Templeton Investments
                    One Franklin Parkway
                    San Mateo, California  94404
                    Attention:  General Counsel

             Manager:

                    Brian Muench, Vice President
                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, MN  55416-1297
                    Tel:  763.765.5807
                    Fax:  763.765.6597

                    with a copy to:

                    H. Bernt von Ohlen, Chief Legal Officer
                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, MN  55416-1297
                    Tel:  763.765.7330
                    Fax:  763.765.6355

12. Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.

13. Assignment. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors or trustees (or persons occupying similar positions), officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14. Governing Law. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

20. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21. Performance. The Manager and the Funds understand, consent and agree that the performance of the Allocated Portion and of any Fund will not be the same as, and may differ significantly from, the performance of any mutual fund or portion of mutual fund, or combination of mutual funds for which Subadviser or its affiliates serves as investment adviser ("Franklin Templeton Fund"), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Allocated Portion, based on, but not limited to, the following factors:
       (i) differences in inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements; (iv) legal restrictions or custodial issues, (v) legacy holdings in a Fund or the Allocated Portion; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation, (vii) restrictions placed on the account (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets. The Manager and the Funds further understand, consent and agree that any similarity of investment goals and strategies between the Allocated Portion and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the Board of Trustees of the Trust and any Franklin Templeton Fund.




IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ALLIANZ INVESTMENT                FRANKLIN MUTUAL ADVISERS, LLC
MANAGEMENT LLC

By:  /s/ Brian Muench             By:  /s/ Peter A Langerman
   ______________________            ________________________

Name:  Brian Muench               Name:  Peter A. Langerman
Title:  Vice President            Title:  Chairman, President & CEO

                                   SCHEDULE A


Compensation pursuant to Section 4 of this Subadvisory Agreement shall be calculated at the rate or rates shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant subportfolios of the AZL Franklin Templeton Founding Strategy Plus Fund.

                                                      Rate

Mutual Shares Strategy                         0.51% on all assets




Date:  October 26, 2009










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